Exhibit 99.1

OSHKOSH CORPORATION REPORTS FISCAL 2018
THIRD QUARTER RESULTS
Reports Increased Backlog Versus Prior Year in All Segments
Raises Fiscal 2018 Estimated EPS Range
Declares Quarterly Cash Dividend of $0.24 Per Share

OSHKOSH, WI - (July 31, 2018) - Oshkosh Corporation (NYSE: OSK) today reported fiscal 2018 third quarter net income of $153.4 million, or $2.05 per diluted share, compared to $128.6 million, or $1.69 per diluted share, in the third quarter of fiscal 2017. Results for the third quarter of fiscal 2018 included after-tax charges and inefficiencies of $5.2 million associated with restructuring actions in the access equipment segment, $7.7 million of debt extinguishment costs incurred in connection with the refinancing of the Company’s senior notes and credit agreement as well as a $2.2 million tax benefit related to adjustments to provisional amounts recorded for tax reform in the United States. Results for the third quarter of fiscal 2017 included after-tax charges of $11.2 million associated with restructuring actions in the access equipment segment. Excluding these items, adjusted1 net income was $164.1 million, or $2.20 per diluted share, in the third quarter of fiscal 2018 compared to $139.8 million, or $1.84 per diluted share, in the third quarter of fiscal 2017. Comparisons in this news release are to the corresponding period of the prior year, unless otherwise noted.
Consolidated net sales in the third quarter of fiscal 2018 increased 6.8 percent compared to the third quarter of fiscal 2017 to $2.18 billion on strong demand for access equipment offset in part by expected lower defense segment sales.
Consolidated operating income increased 5.0 percent to $222.4 million, or 10.2 percent of sales, in the third quarter of fiscal 2018 compared to $211.9 million, or 10.4 percent of sales, in the third quarter of fiscal 2017. The increase in operating income in the third quarter of fiscal 2018 was primarily a result of the impact of higher consolidated sales volume and improved pricing, offset in part by adverse mix in the defense and access equipment segments and challenges associated with the ramp up of production in the access equipment segment. Excluding $6.9 million of pre-tax charges and inefficiencies related to restructuring actions in the access equipment segment, adjusted1 operating income in the third quarter of fiscal 2018 was $229.3 million, or 10.5 percent of sales. Excluding $10.6 million of pre-tax restructuring-related charges in the access equipment segment, adjusted1 operating income in the third quarter of fiscal 2017 was $222.5 million, or 10.9 percent of sales.

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Oshkosh Corporation Reports Results for Fiscal 2018 Third Quarter
July 31, 2018

“We are pleased to report another quarter of solid performance, as our team members continued to execute our MOVE strategy,” said Wilson R. Jones, president and chief executive officer of Oshkosh Corporation. “Despite the uncertainty surrounding the impact of trade policies, market fundamentals for our businesses are positive. Combined with a strong pipeline of defense business and higher backlog in all segments compared to the prior year, we are confident as we head into the last quarter of our fiscal year. The challenges we noted last quarter still exist and continued to impact us in the third quarter. But, the team is making progress addressing these challenges and we expect solid results to close out fiscal 2018.
“As a result of our performance and positive outlook, we are increasing our full-year fiscal 2018 earnings per share estimate range to $5.65 to $5.75 and our adjusted1 earnings per share estimate range to $6.00 to $6.10,” said Jones.
Factors affecting third quarter results for the Company’s business segments included:
Access Equipment - Access equipment segment net sales increased 18.4 percent to $1.16 billion in the third quarter of fiscal 2018. The increase in sales was due to improved demand for both telehandlers and aerial work platforms, led by North America.
Access equipment segment operating income increased 14.7 percent to $149.3 million, or 12.9 percent of sales, in the third quarter of fiscal 2018 compared to $130.2 million, or 13.3 percent of sales, in the third quarter of fiscal 2017. The increase in operating income was primarily due to the impact of higher sales volume and improved pricing, offset in part by challenges associated with the ramp up to higher production volumes, adverse customer and product mix, increased freight costs and the impact of unfavorable foreign exchange rates. Access equipment segment results for the third quarter of fiscal 2018 included pre-tax charges and inefficiencies associated with previously announced restructuring actions of $6.9 million. Access equipment segment results for the third quarter of fiscal 2017 included pre-tax charges associated with restructuring actions of $10.6 million. Excluding these charges and inefficiencies, adjusted1 operating income was $156.2 million, or 13.5 percent of sales, in the third quarter of fiscal 2018 compared to $140.8 million, or 14.4 percent of sales, in the third quarter of fiscal 2017.
Defense - Defense segment net sales for the third quarter of fiscal 2018 decreased 8.3 percent to $442.6 million. The decrease in sales was due to the absence of international Mine Resistant Ambush Protected-All Terrain Vehicle (M-ATV) sales in the third quarter of fiscal 2018, offset in part by the continued ramp up of sales to the U.S. government under the Joint Light Tactical Vehicle (JLTV) program and higher Family of Medium Tactical Vehicles (FMTV) sales.
Defense segment operating income decreased 23.9 percent to $47.5 million, or 10.7 percent of sales, in the third quarter of fiscal 2018 compared to $62.4 million, or 12.9 percent of sales, in the third quarter of fiscal 2017. The decrease in operating income was due to an adverse product mix and the impact of lower sales volume, offset in part by improved manufacturing performance and lower warranty costs.
Fire & Emergency - Fire & emergency segment net sales for the third quarter of fiscal 2018 increased 0.3 percent to $283.8 million as improved pricing offset the timing of international fire apparatus sales.
Fire & emergency segment operating income increased 18.2 percent to $36.4 million, or 12.8 percent of sales, in the third quarter of fiscal 2018 compared to $30.8 million, or 10.9 percent of sales, in the third quarter of fiscal 2017. The increase in operating income was a result of improved pricing, offset in part by higher selling, general and administrative expenses.

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Oshkosh Corporation Reports Results for Fiscal 2018 Third Quarter
July 31, 2018

Commercial - Commercial segment net sales were $295.2 million in the third quarter of fiscal 2018, unchanged as compared to the third quarter of fiscal 2017. Higher refuse collection vehicle volume was offset by lower concrete placement volume.
Commercial segment operating income increased 16.2 percent to $25.1 million, or 8.5 percent of sales, in the third quarter of fiscal 2018 compared to $21.6 million, or 7.3 percent of sales, in the third quarter of fiscal 2017. The increase in operating income was largely a result of favorable product mix and lower selling, general and administrative expenses, offset in part by higher material costs.
Corporate - Corporate operating costs increased $2.9 million in the third quarter of fiscal 2018 to $36.0 million due primarily to higher consulting and share-based compensation costs.
Interest Expense Net of Interest Income - Interest expense net of interest income increased $9.6 million to $23.5 million in the third quarter of fiscal 2018. The third quarter of fiscal 2018 included $9.9 million of debt extinguishment costs in connection with the refinancing of the Company’s senior notes and credit agreement.
Provision for Income Taxes - The Company recorded income tax expense of $44.6 million in the third quarter of fiscal 2018, or 22.6 percent of pre-tax income, compared to $70.1 million, or 35.3 percent of pre-tax income, in the third quarter of fiscal 2017. Excluding the tax impact of restructuring-related charges and debt extinguishment costs of $3.9 million as well as tax benefits of $2.2 million related to implementation of tax reform, adjusted1 income tax expense in the third quarter of fiscal 2018 was $50.7 million, or 23.7 percent of adjusted pre-tax income. The decrease in the Company's effective income tax rate was primarily due to tax reform enacted in the United States. Adjusted1 income tax expense included $0.7 million and $3.9 million of discrete tax benefits in the third quarter of fiscal 2018 and 2017, respectively.
Share Repurchases -The Company deployed cash of $38.1 million to repurchase 523,294 shares of Common Stock in the third quarter of fiscal 2018. Share repurchases completed during the previous twelve months benefited earnings per share in the third quarter of fiscal 2018 by $0.04 compared to the prior year third quarter.

Nine-month Results
The Company reported net sales for the first nine months of fiscal 2018 of $5.65 billion and net income of $320.6 million, or $4.25 per diluted share. This compares with net sales of $4.87 billion and net income of $192.1 million, or $2.54 per diluted share, in the first nine months of the prior year. Results for the first nine months of fiscal 2018 included after-tax charges and inefficiencies of $25.1 million associated with restructuring actions in the access equipment and commercial segments, $7.7 million of debt extinguishment costs incurred in connection with the refinancing of the Company’s senior notes and credit agreement as well as tax benefits of $8.7 million related to the implementation of tax reform in the United States. Excluding these items, adjusted1 net income for the first nine months of fiscal 2018 was $344.7 million, or $4.57 per diluted share. Results for the first nine months of fiscal 2017 included $24.9 million of after-tax restructuring-related charges in the access equipment segment. Excluding this item, adjusted1 net income for the first nine months of fiscal 2017 was $217.0 million, or $2.87 per diluted share. Higher consolidated sales and a lower effective tax rate as a result of tax reform in the United States contributed to the significant improvement in net income for the first nine months of fiscal 2018 compared to the first nine months of fiscal 2017. Share repurchases completed during the previous twelve months benefited earnings per share in the first nine months of fiscal 2018 by $0.06 compared to the first nine months of the prior year.

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Oshkosh Corporation Reports Results for Fiscal 2018 Third Quarter
July 31, 2018

Fiscal 2018 Expectations
As a result of its performance in the third quarter and its positive outlook, the Company is raising its fiscal 2018 full year outlook. The Company now expects consolidated sales to be $7.60 billion to $7.65 billion, up from the Company’s previous sales estimate range of $7.4 billion to $7.6 billion.
The Company now expects its fiscal 2018 consolidated operating income to be $595 million to $605 million. Excluding incurred and anticipated charges and inefficiencies associated with previously announced restructuring actions in the access equipment and commercial segments, the Company expects its fiscal 2018 adjusted1 operating income to be $630 million to $640 million compared to its previous estimated adjusted operating income range of $575 million to $625 million. The increase is attributable to expected higher sales in the access equipment and commercial segments and improved margins in the defense and fire & emergency segments.
The Company now expects its fiscal 2018 diluted earnings per share to be in the range of $5.65 to $5.75. Excluding anticipated charges and inefficiencies associated with previously announced restructuring actions in the access equipment and commercial segments, debt refinancing costs as well as the impact of discrete items associated with tax reform in the U.S., the Company expects its fiscal 2018 adjusted1 diluted earnings per share to be in the range of $6.00 to $6.10, compared to the prior adjusted diluted earnings per share estimated range of $5.40 to $5.85. The revised diluted earnings per share calculation assumes diluted weighted average shares of 75.1 million. The weighted average share assumption takes into account 309,500 shares repurchased since June 30, 2018 under a Rule 10b5-1 trading plan.

Dividend Announcement
The Company’s Board of Directors today declared a quarterly cash dividend of $0.24 per share of Common Stock. The dividend will be payable on August 30, 2018, to shareholders of record as of August 16, 2018.

Conference Call
The Company will comment on its fiscal 2018 third quarter earnings and its full-year fiscal 2018 outlook during a conference call at 9:00 a.m. EDT this morning. Slides for the call will be available on the Company’s website beginning at 7:00 a.m. EDT this morning. The call will be webcast simultaneously over the Internet. To access the webcast, listeners can go to www.oshkoshcorporation.com at least 15 minutes prior to the event and follow instructions for listening to the webcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

Forward Looking Statements
This news release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this news release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking

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Oshkosh Corporation Reports Results for Fiscal 2018 Third Quarter
July 31, 2018

statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the cyclical nature of the Company’s access equipment, commercial and fire & emergency markets, which are particularly impacted by the strength of U.S. and European economies and construction seasons; the Company’s estimates of access equipment demand which, among other factors, is influenced by customer historical buying patterns and rental company fleet replacement strategies; the strength of the U.S. dollar and its impact on Company exports, translation of foreign sales and purchased materials; the expected level and timing of U.S. Department of Defense (DoD) and international defense customer procurement of products and services and acceptance of and funding or payments for such products and services; risks related to reductions in government expenditures in light of U.S. defense budget pressures, sequestration and an uncertain DoD tactical wheeled vehicle strategy; the impact of any DoD solicitation for competition for future contracts to produce military vehicles; the Company’s ability to increase prices or impose surcharges to raise margins or offset higher input costs, including increasing commodity and other raw material costs due to a sustained economic recovery, tariffs or other factors; risks related to facilities expansion, consolidation and alignment, including the amounts of related costs and charges and that anticipated cost savings may not be achieved; projected adoption rates of work at height machinery in emerging markets; the impact of severe weather or natural disasters that may affect the Company, its suppliers or its customers; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; the cost of any warranty campaigns related to the Company’s products; risks associated with international operations and sales, including compliance with the Foreign Corrupt Practices Act; risks that an escalating trade war and related tariffs could reduce the competitiveness of the Company's products; the Company’s ability to comply with complex laws and regulations applicable to U.S. government contractors; cybersecurity risks and costs of defending against, mitigating and responding to data security threats and breaches; and risks related to the Company’s ability to successfully execute on its strategic road map and meet its long-term financial goals. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today. All forward-looking statements speak only as of the date of this news release. The Company assumes no obligation, and disclaims any obligation, to update information contained in this news release. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

About Oshkosh Corporation
Founded in 1917, Oshkosh Corporation is more than 100 years strong and continues to make a difference in people’s lives. Oshkosh brings together a unique set of integrated capabilities and diverse end markets that, when combined with the Company’s MOVE strategy and positive long-term outlook, illustrate why Oshkosh is a different integrated global industrial. The Company is a leader in designing, manufacturing and servicing a broad range of access equipment, commercial, fire & emergency, military and specialty vehicles and vehicle bodies under the brands of Oshkosh®, JLG®, Pierce®, McNeilus®, Jerr-Dan®, Frontline™, CON-E-CO®, London® and IMT®.
Today, Oshkosh Corporation is a Fortune 500 Company with manufacturing operations on four continents. Its products are recognized around the world for quality, durability and innovation and can be found in more than 150 countries around the globe. As a different integrated global industrial, Oshkosh is committed to making a difference for team members, customers, shareholders, communities and the environment. For more information, please visit www.oshkoshcorporation.com.

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Oshkosh Corporation Reports Results for Fiscal 2018 Third Quarter
July 31, 2018

®, ™ All brand names referred to in this news release are trademarks of Oshkosh Corporation or its subsidiary companies.

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Oshkosh Corporation Reports Results for Fiscal 2018 Third Quarter
July 31, 2018

OSHKOSH CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except share and per share amounts; unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2018	2017	2018	2017
Net sales	$2,175.8	$2,036.9	$5,648.5	$4,866.6
Cost of sales	1,772.9	1,650.0	4,668.0	4,018.7
Gross income	402.9	386.9	980.5	847.9

Operating expenses:
Selling, general and administrative	171.2	163.9	499.3	484.7
Amortization of purchased intangibles	9.3	11.1	29.1	34.7
Total operating expenses	180.5	175.0	528.4	519.4
Operating income	222.4	211.9	452.1	328.5

Other income (expense):
Interest expense	(25.4)	(15.3)	(56.9)	(45.1)
Interest income	1.9	1.4	11.7	3.2
Miscellaneous, net	(1.8)	0.6	(2.1)	3.1
Income before income taxes and earnings of unconsolidated affiliates	197.1	198.6	404.8	289.7
Provision for income taxes	44.6	70.1	85.5	98.9
Income before earnings of unconsolidated affiliates	152.5	128.5	319.3	190.8
Equity in earnings of unconsolidated affiliates	0.9	0.1	1.3	1.3
Net income	$153.4	$128.6	$320.6	$192.1

Earnings per share:
Basic	$2.08	$1.72	$4.31	$2.57
Diluted	2.05	1.69	4.25	2.54

Basic weighted-average shares outstanding	73,768,372	74,806,775	74,379,512	74,593,065
Dilutive equity-based compensation awards	892,146	1,086,050	1,015,863	1,092,479
Diluted weighted-average shares outstanding	74,660,518	75,892,825	75,395,375	75,685,544

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Oshkosh Corporation Reports Results for Fiscal 2018 Third Quarter
July 31, 2018

OSHKOSH CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions; unaudited)

	June 30,	September 30,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$371.9	$447.0
Receivables, net	1,567.2	1,306.3
Inventories, net	1,246.8	1,198.4
Other current assets	79.8	88.1
Total current assets	3,265.7	3,039.8
Property, plant and equipment:
Property, plant and equipment	1,207.1	1,188.8
Accumulated depreciation	(754.1)	(718.9)
Property, plant and equipment, net	453.0	469.9
Goodwill	1,009.6	1,013.0
Purchased intangible assets, net	476.5	507.8
Other long-term assets	69.1	68.4
Total assets	$5,273.9	$5,098.9

Liabilities and Shareholders' Equity
Current liabilities:
Revolving credit facilities and current maturities of long-term debt	$—	$23.0
Accounts payable	751.7	651.0
Customer advances	498.8	513.4
Payroll-related obligations	178.2	191.8
Other current liabilities	308.7	303.9
Total current liabilities	1,737.4	1,683.1
Long-term debt, less current maturities	817.8	807.9
Other long-term liabilities	298.3	300.5
Commitments and contingencies
Shareholders' equity	2,420.4	2,307.4
Total liabilities and shareholders' equity	$5,273.9	$5,098.9

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Oshkosh Corporation Reports Results for Fiscal 2018 Third Quarter
July 31, 2018

OSHKOSH CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions; unaudited)

	Nine Months Ended June 30,
	2018	2017
Operating activities:
Net income	$320.6	$192.1
Depreciation and amortization	91.1	97.3
Stock-based compensation expense	20.9	16.8
Deferred income taxes	(7.6)	3.8
Gain on sale of assets	(0.3)	(5.2)
Foreign currency transaction (gains) losses	(0.3)	2.1
Debt extinguishment costs	9.9	—
Other non-cash adjustments	2.5	0.4
Changes in operating assets and liabilities	(216.6)	(183.4)
Net cash provided by operating activities	220.2	123.9

Investing activities:
Additions to property, plant and equipment	(56.0)	(45.2)
Additions to equipment held for rental	(3.5)	(26.3)
Proceeds from sale of equipment held for rental	4.8	42.3
Other investing activities	(0.6)	(1.4)
Net cash used by investing activities	(55.3)	(30.6)

Financing activities:
Net increase in short-term debt	—	3.0
Proceeds from issuance of debt	639.4	—
Repayments of debt	(653.8)	(20.0)
Debt issuance costs	(12.9)	—
Repurchases of common stock	(174.3)	(3.0)
Dividends paid	(53.6)	(47.1)
Proceeds from exercise of stock options	13.2	34.2
Net cash used by financing activities	(242.0)	(32.9)

Effect of exchange rate changes on cash	2.0	(9.1)
Increase (decrease) in cash and cash equivalents	(75.1)	51.3
Cash and cash equivalents at beginning of period	447.0	321.9
Cash and cash equivalents at end of period	$371.9	$373.2

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Oshkosh Corporation Reports Results for Fiscal 2018 Third Quarter
July 31, 2018

OSHKOSH CORPORATION
SEGMENT INFORMATION
(In millions; unaudited)

	Three Months Ended June 30,
	2018			2017
	External Customers	Inter- segment	Net Sales	External Customers	Inter- segment	Net Sales
Access equipment
Aerial work platforms	$650.8	$—	$650.8	$583.1	$—	$583.1
Telehandlers	300.2	—	300.2	202.9	—	202.9
Other	209.1	—	209.1	194.2	—	194.2
Total access equipment	1,160.1	—	1,160.1	980.2	—	980.2

Defense	442.2	0.4	442.6	482.2	0.5	482.7

Fire & emergency	280.2	3.6	283.8	278.9	4.0	282.9

Commercial
Concrete placement	145.4	—	145.4	158.5	—	158.5
Refuse collection	116.3	—	116.3	107.8	—	107.8
Other	31.4	2.1	33.5	27.3	1.6	28.9
Total commercial	293.1	2.1	295.2	293.6	1.6	295.2
Corporate & eliminations	0.2	(6.1)	(5.9)	2.0	(6.1)	(4.1)
	$2,175.8	$—	$2,175.8	$2,036.9	$—	$2,036.9

	Nine Months Ended June 30,
	2018			2017
	External Customers	Inter- segment	Net Sales	External Customers	Inter- segment	Net Sales
Access equipment
Aerial work platforms	$1,461.5	$—	$1,461.5	$1,186.2	$—	$1,186.2
Telehandlers	664.6	—	664.6	457.8	—	457.8
Other	590.1	—	590.1	548.6	—	548.6
Total access equipment	2,716.2	—	2,716.2	2,192.6	—	2,192.6

Defense	1,363.2	1.1	1,364.3	1,222.1	1.2	1,223.3

Fire & emergency	774.2	11.8	786.0	741.5	11.4	752.9

Commercial
Concrete placement	371.5	—	371.5	355.6	—	355.6
Refuse collection	335.3	—	335.3	279.1	—	279.1
Other	87.5	6.2	93.7	71.1	4.6	75.7
Total commercial	794.3	6.2	800.5	705.8	4.6	710.4
Corporate & eliminations	0.6	(19.1)	(18.5)	4.6	(17.2)	(12.6)
	$5,648.5	$—	$5,648.5	$4,866.6	$—	$4,866.6

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Oshkosh Corporation Reports Results for Fiscal 2018 Third Quarter
July 31, 2018

	Three Months Ended June 30,		Nine Months Ended June 30,
	2018	2017	2018	2017
Operating income (loss):
Access equipment	$149.3	$130.2	$260.8	$196.7
Defense	47.5	62.4	160.5	134.9
Fire & emergency	36.4	30.8	97.5	69.6
Commercial	25.1	21.6	49.8	32.2
Corporate	(36.0)	(33.1)	(116.6)	(104.9)
Eliminations	0.1	—	0.1	—
	$222.4	$211.9	$452.1	$328.5

	June 30,
	2018	2017
Period-end backlog:
Access equipment	$1,225.7	$523.0
Defense	2,251.1	1,904.9
Fire & emergency	967.1	894.1
Commercial	382.8	333.5
	$4,826.7	$3,655.5

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Oshkosh Corporation Reports Results for Fiscal 2018 Third Quarter
July 31, 2018

Non-GAAP Financial Measures
The Company reports its financial results in accordance with generally accepted accounting principles in the United States of America (GAAP). The Company is presenting various operating results both on a GAAP basis and on a basis excluding items that affect comparability of results. When the Company excludes certain items as described below, they are considered non-GAAP financial measures. The Company believes excluding the impact of these items is useful to investors in comparing the Company’s performance to prior period results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s results prepared in accordance with GAAP. The table below presents a reconciliation of the Company’s presented GAAP measures to the most directly comparable non-GAAP measures (in millions, except per share amounts):

	Three Months Ended June 30,		Nine Months Ended June 30,
	2018	2017	2018	2017

Access equipment segment operating income (GAAP)	$149.3	$130.2	$260.8	$196.7
Costs and inefficiencies related to restructuring actions	6.9	10.6	28.2	27.8
Adjusted access equipment segment operating income (non-GAAP)	$156.2	$140.8	$289.0	$224.5

Commercial segment operating income (GAAP)	$25.1	$21.6	$49.8	$32.2
Restructuring costs	—	—	4.3	—
Adjusted commercial segment operating income (non-GAAP)	$25.1	$21.6	$54.1	$32.2

Consolidated operating income (GAAP)	$222.4	$211.9	$452.1	$328.5
Costs and inefficiencies related to restructuring actions	6.9	10.6	32.5	27.8
Adjusted consolidated operating income (non-GAAP)	$229.3	$222.5	$484.6	$356.3

Interest expense net of interest income (GAAP)	$(23.5)	$(13.9)	$(45.2)	$(41.9)
Debt extinguishment costs	9.9	—	9.9	—
Adjusted interest expense net of interest income (non-GAAP)	$(13.6)	$(13.9)	$(35.3)	$(41.9)

Provision for income taxes (GAAP)	$44.6	$70.1	$85.5	$98.9
Income tax benefit of costs and inefficiencies related to restructuring actions	1.7	(0.6)	7.4	2.9
Income tax benefit of debt extinguishment costs	2.2	—	2.2	—
Revaluation of net deferred tax liabilities	6.3	—	30.2	—
Repatriation tax	(4.1)	—	(21.5)	—
Adjusted provision for income taxes (non-GAAP)	$50.7	$69.5	$103.8	$101.8

Net income (GAAP)	$153.4	$128.6	$320.6	$192.1
Costs and inefficiencies related to restructuring actions, net of tax	5.2	11.2	25.1	24.9
Debt extinguishment costs, net of tax	7.7	—	7.7	—
Revaluation of net deferred tax liabilities	(6.3)	—	(30.2)	—
Repatriation tax	4.1	—	21.5	—
Adjusted net income (non-GAAP)	$164.1	$139.8	$344.7	$217.0

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Oshkosh Corporation Reports Results for Fiscal 2018 Third Quarter
July 31, 2018

	Three Months Ended June 30,		Nine Months Ended June 30,
	2018	2017	2018	2017

Earnings per share-diluted (GAAP)	$2.05	$1.69	$4.25	$2.54
Costs and inefficiencies related to restructuring actions, net of tax	0.07	0.15	0.32	0.33
Debt extinguishment costs, net of tax	0.10	—	0.10	—
Revaluation of net deferred tax liabilities	(0.08)	—	(0.39)	—
Repatriation tax	0.06	—	0.29	—
Adjusted earnings per share-diluted (non-GAAP)	$2.20	$1.84	$4.57	$2.87

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Oshkosh Corporation Reports Results for Fiscal 2018 Third Quarter
July 31, 2018

	Fiscal 2018 Expectations
	Low	High

Consolidated operating income (GAAP)	$595	$605
Costs and inefficiencies related to restructuring actions	35	35
Adjusted consolidated operating income (non-GAAP)	$630	$640

Earnings per share-diluted (GAAP)	$5.65	$5.75
Costs and inefficiencies related to restructuring actions, net of tax	0.35	0.35
Debt extinguishment costs, net of tax	0.10	0.10
Revaluation of net deferred tax liabilities	(0.39)	(0.39)
Repatriation tax	0.29	0.29
Adjusted earnings per share-diluted (non-GAAP)	$6.00	$6.10

(1) This news release refers to GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. Oshkosh Corporation believes that the non-GAAP measures provide investors a useful comparison of the Company’s performance to prior period results. These non-GAAP measures may not be comparable to similarly-titled measures disclosed by other companies. A reconciliation of the Company’s presented GAAP measures to the most directly comparable non-GAAP measures can be found under the caption “Non-GAAP Financial Measures” in this news release.

For more information, contact:

Financial:
Patrick Davidson
Sr. Vice President, Investor Relations
920.966.5939

Media:
Bryan Brandt
Vice President, Global Branding and Communications
920.966.5982

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